Exhibit 99.1

Quality Distribution, Inc. Announces Second Quarter Results: Positive Net Operating Cash Flow and Debt Reduction

TAMPA, FL – August 5, 2009 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality”) today reported the results for its second quarter and the six months ended June 30, 2009. In the quarter, Quality generated adjusted earnings per diluted share of $0.02 and $8.8 million of net cash from operating activities, and reduced total debt by $8.4 million.

On a GAAP basis, Quality recorded a net loss for the second quarter of 2009 of $186.2 million, or ($9.58) per diluted share, compared to net income of $0.4 million, or $0.02 per diluted share, for the same quarter in 2008. Applying a normalized tax rate of 39% and excluding adjustment items, Quality had adjusted net income per diluted share of $0.02 for the second quarter of 2009, compared to adjusted net income per diluted share of $0.07 for the second quarter of 2008. The net loss for the second quarter of 2009 includes a pre-tax restructuring charge of $1.2 million and a pre-tax non-cash charge of $148.6 million related to the impairment of goodwill and other intangible assets. The goodwill impairment charge was taken in connection with Quality’s annual impairment testing. The size of the impairment is primarily driven by the fact that Quality’s tangible fixed assets have a market value significantly higher than their book value. Included in the provision for income taxes is a deferred tax asset valuation allowance of $42.5 million which was primarily related to the goodwill impairment charge. The second quarter of 2008 contains a $2.4 million pre-tax restructuring charge offset by a pre-tax gain of $1.2 million from the sale of real property.

Revenue excluding fuel surcharge was down 23% for the second quarter of 2009, compared to the second quarter of 2008, and down 22% for the six months ended June 30, 2009, compared with the six months ended June 30, 2008, due to a continued softness in market activity.

Gary Enzor, Chief Executive Officer, stated, “Cost reductions and our leaner business model have enabled us to generate positive net operating cash of $8.8 million for the quarter and $22.5 million for the six months in the most challenging months yet of this economic downturn. Sequentially, revenue was flat and is slightly increasing thus far in the third quarter.”

Steve Attwood, Chief Financial Officer, commented further, “The impairment charge and write down of the deferred tax asset are non-cash. Quality’s financial performance during the quarter continued to reflect a positive trend. Also, the write down of the deferred tax asset has no impact on our ability to offset the asset against tax liabilities related to future earnings.”

Quality will host a conference call for investors to discuss these results on Thursday, August 6, 2009 at 10:00 a.m. Eastern Time. The toll free dial-in number is 877-718-5106; the toll number is 719-325-4822; the passcode is 4669052. A replay of the call will be available through September 4, 2009, by dialing 888-203-1112; passcode: 4669052. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com or http://investor.shareholder.com/qualitydistribution/events.cfm. Copies of this earnings release and other financial information about Quality may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information on the Investor Relations section that may be important to investors.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its affiliates and owner-operators, provides bulk transportation and related services. Quality also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the Company’s substantial leverage and restrictions contained in our debt instruments; economic factors; turmoil in the credit and capital markets; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; potential disruption at U.S. ports of entry; changes in senior management; the Company’s ability to achieve projected operating objectives and debt reduction in 2009; its ability to effectively manage terminal operations that are converted from Company-controlled to affiliate; the Company’s ability to achieve projected reductions in payroll-related costs; increased unionization, which could increase our operating costs or constrain operating flexibility; the potential loss of our ability to use net operating losses to offset future income; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

QLTYE

Contact:	Stephen R. Attwood
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7129

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
OPERATING REVENUES:
Transportation	$112,083	$151,765	$223,110	$301,024
Other service revenue	25,840	26,677	53,448	53,422
Fuel surcharge	11,863	45,520	22,960	78,017

Total operating revenues	149,786	223,962	299,518	432,463

OPERATING EXPENSES:
Purchased transportation	88,985	131,606	170,876	251,578
Compensation	19,540	27,395	42,751	55,999
Fuel, supplies and maintenance	15,922	33,035	33,462	63,168
Depreciation and amortization	5,304	5,332	10,639	10,228
Selling and administrative	6,877	8,568	14,022	17,816
Insurance claims	3,946	2,865	7,995	8,427
Taxes and licenses	736	1,242	2,073	2,459
Communications and utilities	2,074	3,389	4,808	7,005
Gain on disposal of property and equipment	(162)	(1,421)	(265)	(1,965)
Impairment of goodwill and intangibles	148,630	—	148,630	—
Restructuring costs	1,165	2,375	1,765	2,375

Total operating expenses	293,017	214,386	436,756	417,090

Operating (loss) income	(143,231)	9,576	(137,238)	15,373

Interest expense	6,518	8,640	13,518	17,791
Interest income	(83)	(88)	(186)	(205)
Gain on early extinguishment of debt	—	—	(675)	—
Other (income) expense	(419)	146	(276)	156

(Loss) income before income taxes	(149,247)	878	(149,619)	(2,369)
Provision for (benefit from) income taxes	36,980	526	36,910	(802)

Net (loss) income	$(186,227)	$352	$(186,529)	$(1,567)

PER SHARE DATA:
Net (loss) income per common share
Basic	$(9.58)	$0.02	$(9.65)	$(0.08)

Diluted	$(9.58)	$0.02	$(9.65)	$(0.08)

Weighted average number of shares
Basic	19,441	19,375	19,331	19,372
Diluted	19,441	19,519	19,331	19,372

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,934	$6,787
Accounts receivable, net	75,584	81,612
Prepaid expenses	7,320	12,922
Deferred tax assets, net	6,770	14,707
Other	6,757	7,950

Total current assets	99,365	123,978
Property and equipment, net	140,615	148,692
Goodwill	27,289	173,519
Intangibles, net	19,466	22,698
Non-current deferred tax assets, net	—	22,636
Other assets	8,950	10,580

Total assets	$295,685	$502,103

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of indebtedness	$2,754	$8,361
Current maturities of capital lease obligations	7,179	7,994
Accounts payable	9,833	16,126
Affiliates and independent owner-operators payable	12,276	7,649
Accrued expenses	20,896	25,357
Environmental liabilities	4,728	4,819
Accrued loss and damage claims	9,311	8,705

Total current liabilities	66,977	79,011

Long-term indebtedness, less current maturities	318,343	330,409
Capital lease obligations, less current maturities	13,678	15,822
Environmental liabilities	6,333	6,035
Accrued loss and damage claims	12,138	12,815
Other non-current liabilities	30,951	25,158

Total liabilities	448,420	469,250

Redeemable noncontrolling interest	1,833	1,833

SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock	363,257	362,945
Treasury stock	(1,580)	(1,580)
Accumulated deficit	(300,563)	(114,034)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(25,859)	(26,488)
Stock subscriptions receivable	(234)	(234)

Total shareholders’ equity (deficit)	(154,568)	31,020

Total liabilities, redeemable noncontrolling interest and shareholders’ equity (deficit)	$295,685	$502,103

RECONCILIATION OF NET INCOME (LOSS) TO TAX EFFECTED AND ADJUSTED NET INCOME (LOSS)

AND RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO TAX EFFECTED AND ADJUSTED NET

INCOME (LOSS) PER SHARE

For the Three Months and the Six Months Ended June 30, 2009 and 2008

(In 000’s)

Unaudited

Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) per Share (as defined) are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of the Company’s business. Management uses a 39% tax rate for calculating the benefit from income taxes to normalize the Company’s tax rate to that of comparable transportation companies, and to compare Company periods with different effective tax rates. In addition, we adjust Net Income (Loss) for significant items that are not regularly recurring. Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) per Share are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) per Share should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP as an indication of the Company’s operating performance or liquidity.

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Net Income (Loss) Reconciliation:

Net income (loss)	$(186,227)	$352	$(186,529)	$(1,567)

Net income (loss) per common share:
Basic	$(9.58)	$0.02	$(9.65)	$(0.08)

Diluted	$(9.58)	$0.02	$(9.65)	$(0.08)

Adjustments to net income (loss):
Provision for (benefit from) income taxes	36,980	526	36,910	(802)
Gain on early debt extinguishment	—	—	(675)	—
Restructuring costs	1,165	2,375	1,765	2,375
Impairment of goodwill and intangibles	148,630	—	148,630	—
Gains on property sales	—	(1,161)	—	(2,128)

Adjusted income (loss) before income taxes	548	2,092	101	(2,122)

Provision for (benefit from) income taxes at 39%	214	816	39	(828)

Tax effected and adjusted net income (loss)	$334	$1,276	$62	$(1,294)

Tax effected and adjusted net income (loss) per common share:
Basic	$0.02	$0.07	$0.00	$(0.07)

Diluted	$0.02	$0.07	$0.00	$(0.07)

Weighted average number of shares:
Basic	19,441	19,375	19,331	19,372
Diluted	19,441	19,519	19,331	19,372